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                                                           Exhibit 23.1


The Board of Directors
Nucleus Corporation and Nucleus Energy Consulting Corporation

We consent to the incorporation by reference in Registration Statements (No. 333-95533, 333-31004, 333-31006 and 333-43378) of Caminus Corporation on Forms
S-8 of our report dated August 11, 2000, with respect to the combined balance sheets of Nucleus Corporation and Nucleus Energy Consulting Corporation as of December 31, 1999 and 1998, and the related combined statements of operations, stockholders' equity, and cash flows for the years then ended, which report appears in the Amendment No. 2 to Current Report on Form 8-K/A of Caminus Corporation dated November 20, 2000.

                                                  /s/ KPMG LLP


New York, New York
November 20, 2000